UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 13, 2014

LANTHEUS MEDICAL IMAGING, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-169785	51-0396366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Treble Cove Road, North Billerica, MA 01862

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (978) 671-8001

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On March 13, 2014, the State of New York, Bristol-Myers Squibb Co., or BMS, Lantheus Medical Imaging, Inc., or the Company, and a relator entered into a Stipulation and Settlement Agreement and other related agreements, or collectively the Settlement Documents, to resolve an investigation by the Office of the Attorney General of New York State, claims relating to certain New York State and New York City tax matters and related claims under the New York False Claims Act.

The claims at issue arose during the period from January 1, 2002 through December 31, 2006, which predated the purchase of the Company and the Company’s business by Lantheus MI Holdings Inc., which was formed by investment funds affiliated with Avista Capital Partners, from BMS, or the Acquisition, on January 8, 2008.  In connection with the Acquisition, BMS had agreed to indemnify the Company and Lantheus MI Holdings for certain liabilities relating to the period prior to the Acquisition, including all payments, penalties and expenses arising from this matter.

The Settlement Documents require BMS to pay (on behalf of itself and the Company) $6,267,672, and neither BMS nor the Company admitted any liability.  Upon BMS’s payment of the settlement amounts, the Company will receive a full release with respect to the claims at issue.  Because a predecessor entity to the Company was the “nominal person” for New York State and New York City tax purposes prior to the Acquisition, the Settlement Documents state that the Company is technically an obligor for the payment of the settlement amounts.  The Settlement Documents provide, however, that BMS, for behalf of itself and the Company, will make all settlement payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTHEUS MEDICAL IMAGING, INC.

By:	/s/ Michael P. Duffy
Name:	Michael P. Duffy
Title:	Vice President and General Counsel

Date: March 13, 2014